Exhibit 4.1

Industry Canada Industrie Canada Restated Certificate of Incorporation Canada Business Corporations Act Certificat de constitution à jour Loi canadienne sur les sociétés par actions Stantec Inc. Name of corporation-Dénomination de la société I hereby certify that the articles of incorporation of the above-named corporation were restated under section 180 of the Canada Business Corporations Act as set out in the attached restated articles of incorporation. 301878-4 Corporation number-Numéro de la société Je certifie que les statuts constitutifs de la société susmentionnée ont étés mis á jour en vertu de l’article 180 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les statuts mis á jour ci-joints. Richard G. Shaw Director – Directeur May 29, 2006 / le 29 mai 2006 Effective Date of Restatement - Date d’entrée en vigueur de la mise á jour

Industry Canada Canada Business Corporation Act Industrie Canada Lol canadienne sur les sociétés par actions FORM 7 RESTATED ARTICLES OF INCORPORATION (SECTION 180) FORMULAIRE 7 STATUTS CONSTITUTIFS MIS A J OUR (ARTICLE 180) 1 – Name of the Corporation – Dénomination sociaté de la societe Stantec Inc. Corporation No. – N0 de la société 301878-4 2 – The province or territery in Canada where the registered office is situated La province oú le territoire au Canada ou est situe le siége social Alberta 3 – The classes and any maximum number of shares that the corporation is authorized to issue Categories at tout nombre maximald’actions que la sociétié est autorisee á émettre See attached “Schedule A” 4 – Restrictions, If any, on share transfers Restrictions sur le transfert des actlone, s’ll y a lleu N/A 5 – Number (or minimum and maximum number) of directors Nombre (ou nombre minimal et maximal) d’administrateurs See attached “Schedule B” 6 – Restrictions, if any, on business the corporation may carry on Limites imposées a l’activlte commerciate da la société, s’il y a lieu N/A 7 – Other provisions, if any Autros disposltions, s’ll y a lleu N/A These restated articles of incorporation correctly set out, without substantive change, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation. Catte mise a your des statuts constitutifs démontre exactement, sans changement substantiel, les disposltions correspondantes des statuts constitutifs modifiés qui remplatent les statuts constitutifs originauz. Signature Printed Name – Nom en lettres moulees Jeffrey S. Lloyd 8 – Capacity of En quallté de Authorized Officer 9 – Tel, No. – N0 de tol. 780-917-7016 FOR DEPARTMENTAL USE ONLY A L USAGE DUMINISTERE SEULEMENT IC 3167 (2003/08)

SCHEDULE “A”

•	an unlimited number of Common Shares; and
•	an unlimited number of Preferred Shares, issuable in series.

3.1	COMMON SHARES

The Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

3.1.1	Dividends

The holders of Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends which the directors may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

3.1.2	Dissolution

In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

3.1.3	Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Common Share held at all meetings of the shareholders of the Corporation, except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

3.1.4	Priority

3.1.4.1	The Common Shares shall rank junior to all other classes of shares of the Corporation with respect to a distribution of assets in the event of liquidation, dissolution or winding-up.

3.1.4.2	The Common Shares shall rank junior to the Preferred Shares with respect to entitlement to dividends.

3.2	PREFERRED SHARES

The Preferred Shares, as a class, shall be designated as Preferred Shares and shall have attached thereto the following rights, privileges, restrictions and conditions:

3.2.1	Issuable in Series

The Preferred Shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by the board of directors of the Corporation.

3.2.2	Establishment of the Attributes of the Series

The board of directors of the Corporation is authorized before the issue of any Preferred Shares of any series, to determine the designation, rights, privileges, restrictions and conditions to be attached to each such series of Preferred Shares, including, without limitation:

a)

the rate or rates, amount and method or methods of calculation of any dividends, whether cumulative, non-cumulative or partially cumulative, and whether such rate(s), amount or method(s) of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates, if any, from which any such dividends shall accrue;

b)	any rights of redemption or purchase or both and the redemption or purchase prices and terms and conditions of any such rights;

c)

any rights of retraction vested in the holders of Preferred Shares of such series and the prices and terms and conditions of any such rights and whether any other rights of retraction may be vested in such holders in the future;

d)	any conversion or exchange rights;

e)

any rights to receive the remaining property of the Corporation upon the dissolution, liquidation or wind-up of the Corporation, whether voluntary or involuntary, or any distribution of the assets or return of capital of the

Corporation among its shareholders for the purpose of winding-up its affairs;

f)	any sinking fund or purchase fund;

g)	any voting rights; and

h)	other provisions, if any, to be attached to each series of Preferred Shares,

the whole subject to the issue by the Director appointed under the Canada Business Corporations Act, as amended from time to time, of a certificate of amendment in respect of articles of amendment in prescribed form to designate each series of Preferred Shares.

3.2.3	Ranking

No rights, privileges, restrictions or conditions attached to a series of Preferred Shares shall confer upon the shares of such series a priority over shares of any other series of Preferred Shares with respect to the payment of dividends or the return of capital in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any distribution of the assets or return of capital of the Corporation among its shareholders for the purpose of winding-up its affairs. The Preferred Shares shall rank senior to the Common Shares with respect to entitlement to dividends. The Preferred Shares shall rank senior to all other classes of shares with respect to a distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any amount of cumulative dividends, whether or not declared, or declared non-cumulative dividends or any amount payable on a return of capital in the event of the liquidation, dissolution or winding-up of the Corporation in respect of the shares of a series of Preferred Shares is not paid in full, the shares of such series shall participate rateably with the shares of all other series of Preferred Shares in respect of all accumulated cumulative dividends, whether or not declared, and all declared non-cumulative dividends or all amounts payable on a return of capital in the event of the liquidation, dissolution or winding-up of the Corporation; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Preferred Shares of any series may also be given such other preferences not inconsistent with this section 3.2.3 over any shares ranking junior to the Preferred Shares as may be determined by the terms of such series of Preferred Shares.

3.2.4	Voting Rights

Except as hereinafter referred to or as required by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares, the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

3.2.5	Amendment with Approval of Holders of Preferred Shares

The rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of Preferred Shares given as hereinafter specified in addition to any other approval required by the Canada Business Corporations Act or any other statutory provision of like or similar effect, from time to time in force.

3.2.6	Approval of Holders of Preferred Shares

The approval of the holders of Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Preferred Shares as a class or of any other matter requiring the consent of the holders of the Preferred Shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all holders of Preferred Shares or passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the Preferred Shares duly called for that purpose. The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders and as required by the Canada Business Corporations Act, as amended from time to time. On every poll taken at every meeting of holders of Preferred Shares as a class, each holder of Preferred Shares entitled to vote thereat shall have one vote in respect of each Preferred Share held.

SCHEDULE “B”

Minimum of three (3) and maximum of twenty (20).

Subject to the foregoing, the directors may, between annual general meetings of the shareholders, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual general meeting of shareholders, but the total number of additional directors so appointed shall not at any time exceed one-third of the number of directors who held office at the conclusion of the last annual general meeting of shareholders.